Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
1330 Avenue of the Americas, 20th Floor
New York, NY 10019

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	September 12, 2023

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors, LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); FDAF Dislocated Asset Fund II L.P. (formerly known as York European Fund) (“FDAF Dislocated Asset Fund”); Dinan Management, LLC (“Dinan Management”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); York Tactical Energy Fund, L.P. (“York Tactical”); York Tactical Energy Fund PIV-AN, L.P. (“York Tactical PIV-AN”); and William Vrattos.

(2) YGA, the sole managing member of Dinan Management, which is the general partner of each of York Capital, York Credit Opportunities, York Credit Opportunities Master, York Multi-Strategy, York Tactical, and York Tactical PIV-AN (collectively, the “York Funds”), exercises investment discretion over such investment funds and accordingly may be deemed to have beneficial ownership over the shares beneficially owned directly by the York Funds. Mr. Vrattos is a Managing Partner and Chief Investment Officer at YGA, and a director of the Issuer.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, or his or her pecuniary interest.

(4) Reflects the transfer of shares of Common Stock by the following Reporting Persons for no additional consideration to the estate of Kathleen Eisbrenner in satisfaction of certain letter agreements (the “KE Transfer”): 152,726 by York Capital; 68,920 by York Select; 199,056 by York Credit Opportunities; 212,863 by York Credit Opportunities Master; and 221,922 by FDAF Dislocated Asset Fund.

(5) York Select made a distribution in kind of all the shares of Common Stock that it held to its investors in accordance with its governing documents for no additional consideration (the “York Select Distribution”).

(6) Represents Common Stock directly held following the KE Transfer and York Select Distribution as follows: 6,697,803 by York Capital; 0 by York Select Strategy; 13,175,676 by York Credit Opportunities; 14,211,656 by York Credit Opportunities Master; 3,796,056 by FDAF Dislocated Asset Fund; 14,808,842 by York Multi-Strategy; 1,497,964 by York Tactical; and 3,000,185 by York Tactical PIV-AN.